Exhibit 99.1

Jun 8, 2015

Aerojet Rocketdyne Holdings, Inc. Completes Closing of Land Sale in Northern California

SACRAMENTO, Calif., June 8, 2015 (GLOBE NEWSWIRE) -- Easton Development Company, LLC, a wholly owned subsidiary of Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD), announced today that escrow has closed for the land transaction previously announced on March 4, 2015, to WestLand Capital Partners L.P.

The total potential purchase price for the 703 acres of land is $57.0 million. At closing, the buyer paid in $40.0 million cash and delivered $10.3 million in seller promissory notes secured by a first Deeds of Trust on a portion of the sale property. Approximately 150 acres of this land, including a 50-acre portion known as "Area 40," was held back from this escrow closing. Upon receipt of environmental regulatory approvals, the contract provides for the transfer of the holdback acreage for $6.7 million in cash.

"We are proud to announce the closing of this transaction. This transaction is an important step in our continuing development and monetization of the Easton property," said Eileen Drake, CEO and President of Aerojet Rocketdyne Holdings, Inc.

The 703 acres were known as Hillsborough and were part of the 6,000 acre Easton Master Plan.

About Aerojet Rocketdyne Holdings, Inc. and Easton

Aerojet Rocketdyne Holdings, Inc. is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the company's excess real estate assets headquartered in Sacramento, California. Easton Development Company, LLC is a wholly owned subsidiary of Aerojet Rocketdyne Holdings, Inc. More information can be obtained by visiting the companies' websites at www.aerojetrocketdyne.com and http://easton-ca.com/.

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